Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Timothy A. Bonang, Vice President, Investor Relations, or Carlynn Finn, Senior Manager, Investor Relations.
(617) 796-8232
www.hptreit.com

Hospitality Properties Trust Closes $400 Million Unsecured Term Loan and

Announces Redemption of 6.85% Senior Notes Due in 2012

Newton, MA (March 12, 2012):  Hospitality Properties Trust (NYSE: HPT) today announced the closing of a new five year $400 million unsecured term loan. The loan matures on March 13, 2017, and is prepayable, without penalty, at any time. Terms of the new loan include interest at LIBOR plus 145 basis points, subject to adjustments based on changes to HPT’s credit ratings.  HPT expects to use the net proceeds of the term loan to repay amounts outstanding under its $750 million revolving credit facility, repurchase its 3.80% Convertible Senior Notes due 2027 which are tendered by the holders thereof for repurchase by HPT on their March 20, 2012 repurchase date, redeem its 6.85% Senior Notes due 2012 as described below, and for general business purposes.

Wells Fargo Securities, LLC, PNC Capital Markets, LLC and RBC Capital Markets, LLC served as Joint Lead Arrangers for the term loan, and banks participating in the new loan are as follows:

Name of Institution	Title
Wells Fargo Bank, National Association	Administrative Agent
PNC Bank, National Association	Syndication Agent
Royal Bank of Canada	Syndication Agent
Regions Bank	Documentation Agent
Sovereign Bank, N.A.	Participant
RBS Citizens, N.A.	Participant
The Bank of New York Mellon	Participant
Bank of America, N.A.	Participant
Citibank, N.A.	Participant
UBS Loan Finance LLC	Participant
E. Sun Commercial Bank, Ltd., Los Angeles Branch	Participant

A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the New York Stock Exchange.

No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.

Land Bank of Taiwan, Los Angeles Branch	Participant
Taiwan Cooperative Bank, Los Angeles Branch	Participant
Bank of Taiwan, Los Angeles Branch	Participant

HPT today also announced that it will redeem all of its outstanding 6.85% Senior Notes due 2012 at a redemption price equal to the principal amount of $100,829,000, plus accrued and unpaid interest to the date of redemption.  This redemption is expected to occur on April 11, 2012.  HPT expects to fund this redemption from proceeds of the $400 million term loan.

Hospitality Properties Trust is a real estate investment trust, or REIT, which owns 290 hotels and 185 travel centers located in 44 states, Puerto Rico and Canada.  HPT is headquartered in Newton, Massachusetts.

WARNING CONCERNING FORWARD LOOKING STATEMENTS

CERTAIN STATEMENTS CONTAINED IN THIS PRESS RELEASE ARE FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND FEDERAL SECURITIES LAWS. THESE INCLUDE STATEMENTS REGARDING THE INTEREST PAID UNDER THE TERM LOAN AND ITS INTENDED APPLICATION OF NET PROCEEDS. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTAINED IN OR IMPLIED BY THESE FORWARD LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS AND SOME OF THESE FACTORS ARE BEYOND HPT’S CONTROL. FORWARD LOOKING STATEMENTS AND THEIR IMPLICATIONS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR. YOU SHOULD NOT PLACE UNDUE RELIANCE UPON HPT’S FORWARD LOOKING STATEMENTS.  EXCEPT AS MAY BE REQUIRED BY LAW, HPT DOES NOT INTEND TO UPDATE OR CHANGE ANY FORWARD LOOKING STATEMENTS AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

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